Exhibit 99.1

Independence Realty Trust Announces Third Quarter 2024 Financial Results
and
‘BBB’ Investment Grade Rating from S&P

PHILADELPHIA – (BUSINESS WIRE) – October 30, 2024 — Independence Realty Trust, Inc. (“IRT”) (NYSE: IRT), a multifamily apartment REIT, today announced its third quarter 2024 financial results and that it has received a ‘BBB’ issuer credit rating and stable outlook from S&P Global Ratings.
Third Quarter Highlights
•Net income available to common shares of $12.4 million for the quarter ended September 30, 2024 compared to $3.9 million for the quarter ended September 30, 2023.
•Earnings per diluted share of $0.05 for the quarter ended September 30, 2024 compared to $0.02 for the quarter ended September 30, 2023.
•Same-store portfolio net operating income (“NOI”) growth of 2.2% for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023.
•Core Funds from Operations (“CFFO”) of $66.8 million for the quarter ended September 30, 2024 compared to $69.0 million for the quarter ended September 30, 2023. CFFO per share was $0.29 for the third quarter of 2024, as compared to $0.30 for the third quarter of 2023. The decrease was primarily driven by asset sales completed in connection with our Portfolio Optimization and Deleveraging Strategy.
•Adjusted EBITDA of $87.5 million for the quarter ended September 30, 2024 compared to $94.4 million for the quarter ended September 30, 2023. The decrease was primarily driven by asset sales completed in connection with our Portfolio Optimization and Deleveraging Strategy, which also reduced net debt to Adjusted EBITDA from 7.0x for the third quarter of 2023 to 6.3x for the third quarter of 2024.
•Value add program completed renovations at 578 units during the quarter ended September 30, 2024, achieving a weighted average return on investment during the quarter of 14.9%.
•Strengthened our balance sheet by entering into forward equity sale transactions in connection with our previously announced public offering and ATM program issuances for a total of 13 million shares of our common stock, which have not settled as of the date of this release. Upon settlement of the forward equity sale transactions, we expect to use the approximately $246 million of net proceeds to fund acquisitions.
•Under contract on three property acquisitions totaling approximately $184 million, which are expected to close during the fourth quarter of 2024 and be funded using forward equity sale proceeds and revolver debt.
•Received a ‘BBB’ investment grade credit rating and stable outlook from S&P Global Ratings.
Included later in this press release are definitions of NOI, CFFO, Adjusted EBITDA and other Non-GAAP financial measures and reconciliations of such measures to their most comparable financial measures as calculated and presented in accordance with GAAP, as well as discussion of our same-store methodology.
Management Commentary
“We completed several transformative transactions during the third quarter, along with delivering strong operating results in a dynamic market,” said Scott Schaeffer, Chairman and CEO of IRT. “In the quarter, we increased our average occupancy by 90 basis points to 95.4% with a 1.2% increase in average rental rates. We completed a $150 million private placement of unsecured notes to refinance 2025 debt maturities, raised $246 million of equity that will be directed toward accretive acquisitions and, lastly, we are pleased to announce that IRT received a ‘BBB’ investment grade rating from S&P.”

Same-Store Portfolio(1) Operating Results

	Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023
Rental and other property revenue	2.5% increase	3.1% increase
Property operating expenses	2.8% increase	4.2% increase
NOI	2.2% increase	2.5% increase
Portfolio average occupancy	90 bps increase to 95.4%	110 bps increase to 95.1%
Portfolio average rental rate	1.2% increase to $1,566	1.4% increase to $1,557
NOI Margin	10 bps decrease to 62.3%	40 bps decrease to 62.2%
(1)Same-store portfolio includes 108 properties, which represent 32,153 units.
Operating Metrics
The table below summarizes operating metrics for the same-store portfolio for the applicable periods.

	3Q 2024	Oct 2024(3)
Same-Store Portfolio(1)
Average Occupancy	95.4%	95.6%	(4)
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(3.6)%	(4.2)%
Renewal Leases	3.8%	5.0%
Blended	0.8%	0.5%
Resident Retention Rate	57.0%	50.8%
Same-Store Portfolio excluding Ongoing Value Add
Average Occupancy	95.9%	95.9%	(4)
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(4.0)%	(4.4)%
Renewal Leases	3.7%	5.1%
Blended	0.6%	0.3%
Resident Retention Rate	57.6%	50.3%
Value Add (26 properties with Ongoing Value Add)
Average Occupancy	94.3%	94.7%	(4)
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(2.6)%	(3.5)%
Renewal Leases	3.9%	5.0%
Blended	1.1%	0.9%
Resident Retention Rate	55.6%	52.3%
(1)Same-store portfolio includes 108 properties, which represent 32,153 units.
(2)Lease-over-lease effective rent growth represents the change in effective monthly rent, as adjusted for concessions, for each unit that had a prior lease and current lease that are for a term of 9-14 months. 3Q 2024 new, renewal, and blended lease over lease rent growth for all leases was (3.6%), 4.5%, and 1.2%, respectively. Oct 2024 new, renewal, and blended lease over lease rent growth for all leases was (4.7%), 5.0%, and 0.1%, respectively.
(3)October 2024 average occupancy is through October 29, 2024. New, renewal, and blended lease rates, and resident retention are for leases commencing during October 2024 that were signed as of October 29, 2024.
(4)As of October 29, 2024, same-store portfolio occupancy was 95.7%, same-store portfolio excluding ongoing value add occupancy was 96.0%, and value add occupancy was 94.9%.

Value Add Program
We completed renovations on 578 units during the quarter ended September 30, 2024, achieving a return on investment of 14.9%, with an average cost per unit renovated of $18,478, and an average monthly rent increase per unit of $229 over unrenovated comps. We completed renovations on 1,276 units during the nine months ended September 30, 2024, achieving a return on investment of 15.9%, with an average cost per unit renovated of $18,270, and an average monthly rent increase per unit of $242 over unrenovated comps. See the Value Add Summary page of our supplemental information for additional information on our projects’ life to date as of September 30, 2024.

Investment Activity
Dispositions
•Tapestry Park, Birmingham, Alabama: On July 17, 2024, we sold this property for a gross sales price of $70.8 million and used the proceeds from this sale as part of a 1031 exchange to acquire the Gateway at Pinellas property described below.
Acquisitions
•Gateway at Pinellas, Tampa, Florida: On August 13, 2024, we acquired a 288-unit multifamily apartment community for $82.0 million. This acquisition expanded our footprint in Tampa-St. Petersburg, Florida from 1,503 units to 1,791 units.
•We are currently under contract on acquisitions of three properties in Charlotte, Orlando, and Columbus, which will expand our footprint in each of these markets while providing enhanced scale and synergies. The aggregate purchase price of these three properties is approximately $184 million, which we expect to fund using forward equity sales proceeds and revolver debt. We expect to close on the acquisitions of these three properties during the fourth quarter of 2024. While these three properties are under contract, there can be no assurance that these acquisitions will be consummated at expected pricing levels, within expected time frames, or at all.
Capital Expenditures
For the three months ended September 30, 2024, recurring capital expenditures for the total portfolio were $7.3 million, or $223 per unit, value add and non-recurring expenditures for the total portfolio were $27.6 million and development expenditures for the total portfolio were $15.2 million, respectively. For the nine months ended September 30, 2024, recurring capital expenditures for the total portfolio were $20.8 million, or $635 per unit, value add and non-recurring expenditures for the total portfolio were $74.3 million and development expenditures for the total portfolio were $41.6 million, respectively.
Capital Markets
At-the-Market-Offering
On July 28, 2023, we entered into an equity distribution agreement pursuant to which we may from time to time offer and sell shares of our common stock under our shelf registration statement having an aggregate offering price of up to $450 million (the “ATM Program”) in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended. Under the ATM Program, we may also enter into one or more forward sale transactions for the sale of shares of our common stock on a forward basis.
During the three months ended September 30, 2024, we entered into a forward sale transaction under the ATM Program for the forward sale of an aggregate of 1,500,000 shares of our common stock. The forward sale transaction has not settled as of the date of this release, and we have not received any net proceeds from the offering as of the date of this release. Subject to our right to elect net share settlement, we expect to physically settle the forward sale transaction by the maturity date of September 30, 2025. Assuming the forward sale transaction is physically settled in full utilizing the current forward sale price of $19.38 per share, we expect to receive proceeds, net of sales commissions of approximately $29.1 million, subject to adjustment in accordance with the forward sale transaction. We intend to use substantially all of the net proceeds to fund potential acquisitions and other investment opportunities or for general corporate purposes, including the reduction of outstanding borrowings under our unsecured credit facility.
Private Placement of $150 Million of Unsecured Notes
On August 20, 2024, we announced our plan to sell up to $150 million of unsecured notes (the “Private Placement”), consisting of $75 million aggregate principal amount of unsecured notes due 2031 and $75 million aggregate principal amount of unsecured notes due 2034, to an institutional investor in a Private Placement at fixed annual interest rates of 5.32% and 5.53%, respectively. On October 1, 2024, the Private Placement was funded with proceeds, which we expect to use to repay approximately $132 million of property mortgages maturing in late 2024 and early 2025, and the remaining $18 million to reduce the borrowings under our unsecured credit facility. Upon completion of the full repayment of the foregoing approximately $132 million of maturing property mortgages, it is expected that over 60% of our assets’ NOI will be unencumbered.
Completed Public Offering of 11.5 Million Shares of Common Stock
On September 5, 2024, we announced the closing of an underwritten public offering of 11,500,000 shares of common stock at a price to the underwriters of $18.96 per share, including 1,500,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares of common stock. In connection with the offering, we entered into a forward sale agreement with Citigroup. The forward sale transaction has not settled as of the date of this release, and we have not received any net proceeds from the offering as of the date of this release. Assuming the forward sale transaction is physically settled in full utilizing the current forward sale price of $18.86 per share, we expect to receive proceeds, net of underwriting discounts and estimated expenses of approximately $216.8 million, subject to adjustment in accordance with the forward sale transaction. We intend to use substantially all of the net proceeds to fund potential acquisitions and other investment opportunities or for general corporate purposes, including the reduction of outstanding borrowings under our unsecured credit facility.
‘BBB’ Issuer Credit Rating from S&P Global Ratings
On October 30, 2024, we received a ‘BBB’ issuer credit rating and stable outlook from S&P Global Ratings. The rating is for Independence Realty Trust, Inc. and our operating partnership Independence Realty Operating Partnership L.P.
Dividend Distribution
On September 17, 2024, our Board of Directors declared a quarterly dividend of $0.16 per share of common stock. The third quarter dividend was paid on October 18, 2024 to stockholders of record at the close of business on September 30, 2024.

2024 EPS, FFO and CFFO Guidance
We updated the midpoint of our 2024 earnings per diluted share and increased our FFO and CFFO per share guidance, while updating our depreciation and amortization, same store property revenue, components of operating expenses, acquisition volume, and recurring capital expenditure assumptions. A reconciliation of IRT's projected earnings per diluted share to its projected FFO and CFFO per share is included below. See the schedules and definitions at the end of this release for further information regarding how IRT calculates CFFO and for management’s definition and rationale for the usefulness of CFFO.

	Previous Guidance		Current Guidance			Change at Midpoint
2024 Full Year EPS and CFFO Guidance(1)(2)	Low	High	Low	High
Earnings per share	$0.36	$0.38	$0.295	$0.305		$(0.07)
Adjustments:
Depreciation and amortization	0.87	0.87	0.95	0.95		0.08
Gain on sale of real estate assets(3)	(0.05)	(0.05)	(0.05)	(0.05)	—	—
FFO per share	1.18	1.20	1.195	1.205		0.01
Loan (premium accretion) discount amortization, net	(0.04)	(0.04)	(0.04)	(0.04)		—
CFFO per share	$1.14	$1.16	$1.155	$1.165		$0.01
(1)This guidance, including the underlying assumptions presented in the table below, constitutes forward-looking information. Actual full year 2024 EPS, FFO, and CFFO could vary significantly from the projections presented. See “Forward-Looking Statements”. Our guidance is based on the key guidance assumptions detailed below.
(2)Per share guidance is based on 230.9 million weighted average shares and units outstanding.
(3)Gain on sale of real estate assets includes the gains on sale (losses on impairment) recognized with respect to the seven properties sold during the nine months ended September 30, 2024.

2024 Guidance Assumptions
Our key guidance assumptions for 2024 are enumerated below. See the definitions at the end of this release for further information regarding our same-store definitions.

Same-Store Portfolio	Previous 2024 Outlook(1)	Current 2024 Outlook(1)	Change at Midpoint
Number of properties/units	108 properties / 32,153 units	108 properties / 32,153 units	—
Property revenue growth	3.0% to 3.3%	3.0% to 3.2%	(0.05)%
Controllable operating expense growth	4.0% to 4.5%	5.4% to 6.2%	1.55%
Real estate tax and insurance expense growth	0.5% to 1.7%	(1.3%) to (0.7%)	(2.1)%
Total operating expense growth	2.6% to 3.4%	2.8% to 3.2%	—
NOI growth	2.7% to 3.7%	2.9% to 3.5%	—

Corporate Expenses
General and administrative & property management expenses	$52.5 million to $53.5 million	$52.5 million to $53.5 million	—
Interest expense(2)	$83.0 million to $84.0 million	$83.0 million to $84.0 million	—

Transaction/Investment Volume(3)
Acquisition volume	$80 to $82 million	$264 million to $268 million	$185 million
Disposition volume	$395 million	$392 million to $396 million	—

Capital Expenditures
Recurring	$21.0 million to $23.0 million	$22.5 million to $23.5 million	$1.0 million
Value add & non-recurring	$76.0 million to $78.0 million	$76.0 million to $78.0 million	—
Development	$54.5 million to $55.5 million	$54.5 million to $55.5 million	—
(1)This guidance, including the underlying assumptions, constitutes forward-looking information. Actual results could vary significantly from the projections presented. We undertake no duty to update the assumptions used in our guidance except as required by law. See “Forward-Looking Statements.”
(2)Interest expense includes amortization of deferred financing costs but excludes loan premium accretion, net. As a result of purchase accounting we recorded loan premiums, net, that are accreted into and reduce GAAP interest expense over the remaining term of the associated debt. However, loan premium accretion is excluded from CFFO.
(3)Acquisition volume reflects one property in Tampa that was acquired in the third quarter and three properties in Charlotte, Orlando, and Columbus that we expect to acquire in the fourth quarter of 2024. Disposition volume reflects the sale of seven properties sold during the nine months ended September 30, 2024. We continue to evaluate our portfolio for capital recycling opportunities so actual acquisition and disposition volume could vary significantly from our projections.

Selected Financial Information
See the schedules at the end of this earnings release for selected financial information for IRT.
Non-GAAP Financial Measures and Definitions
We disclose the following non-GAAP financial measures in this earnings release: FFO, CFFO, NOI and Adjusted EBITDA. Included at the end of this release are definitions of these non-GAAP financial measures and a reconciliation of our reported net income to our FFO and CFFO, a reconciliation of our same-store NOI to our reported net income, a reconciliation of our Adjusted EBITDA to net income, and management’s rationales for the usefulness of each of these and other non-GAAP financial measures used in this release.
Conference Call
All interested parties can listen to the live conference call webcast at 9:00 AM ET on Thursday, October 31, 2024 from the investor relations section of the IRT website at www.irtliving.com or by dialing 1.888.440.3307, access code 1963990. For those who are not available to listen to the live call, the replay will be available shortly following the live call from the investor relations section of IRT’s website until the next earnings release. A replay of the conference call can also be accessed telephonically until Thursday, November 7, 2024 by dialing 1.800.770.2030, access code 1963990.
Supplemental Information
We produce supplemental information that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store information and other useful information for investors. The supplemental information is available via our website, www.irtliving.com, through the "Investor Relations" section.
About Independence Realty Trust, Inc.
Independence Realty Trust, Inc. (NYSE: IRT) is a real estate investment trust that owns and operates multifamily communities, across non-gateway U.S. markets including Atlanta, GA, Dallas, TX, Denver, CO, Columbus, OH, Indianapolis, IN, Raleigh-Durham, NC, Oklahoma City, OK, Nashville, TN, Houston, TX, and Tampa, FL. IRT’s investment strategy is focused on gaining scale near major employment centers within key amenity rich submarkets that offer good school districts and high-quality retail. IRT aims to provide stockholders attractive risk-adjusted returns through diligent portfolio management, strong operational performance, and a consistent return on capital through distributions and capital appreciation. More information may be found on the Company’s website www.irtliving.com.

Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our earnings guidance, and the assumptions underlying such guidance, anticipated enhancements to our financial results and future growth from our Portfolio Optimization and Deleveraging Strategy, our planned use of proceeds from our recent sales of common stock on a forward basis, our unsecured notes in a private placement, and our expectations with respect to the three properties which we are under contract to acquire. All statements in this release that address financial and operating performance, events or developments that we expect or anticipate will occur or be achieved in the future are forward-looking statements.
Our forward-looking statements are not guarantees of future performance and involve estimates, projections, forecasts and assumptions, including as to matters that are not within our control, and are subject to risks and uncertainties including, without limitation, risks and uncertainties related to changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could lead to declines in occupancy and rent levels, uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital, unexpected changes in our intention or ability to repay certain debt prior to maturity, increased costs on account of inflation, increased competition in the labor market, failure to realize cost savings, efficiencies and other benefits that we expect to result from our Portfolio Optimization and Deleveraging Strategy, and our planned use of proceeds from our recent sales of common stock on a forward basis and our unsecured notes in a private placement, inability to sell certain assets, including those assets designated as held for sale, within the time frames or at the pricing levels expected, failure to achieve expected benefits from the redeployment of proceeds from asset sales, delays in completing, and cost overruns incurred in connection with, our value add initiatives and failure to achieve rent increases and occupancy levels on account of the value add initiatives, unexpected impairments or impairments in excess of our estimates, increased regulations generally and specifically on the rental housing market, including legislation that may regulate rents and fees or delay or limit our ability to evict non-paying residents, risks endemic to real estate and the real estate industry generally, the impact of potential outbreaks of infectious diseases and measures intended to prevent the spread or address the effects thereof, the effects of natural and other disasters, unknown or unexpected liabilities, including the cost of legal proceedings, costs and disruptions as the result of a cybersecurity incident or other technology disruption, unexpected capital needs, inability to obtain appropriate insurance coverages at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverages, and share price fluctuations. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2023, and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements.
These forward-looking statements are based upon the beliefs and expectations of our management at the time of this release and our actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Schedule I
Independence Realty Trust, Inc.
Selected Financial Information
Dollars in thousands, except per share data
(unaudited)

	For the Three Months Ended
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Selected Financial Information:
Operating Statistics:
Net income (loss) available to common shares	$12,365	$10,354	$17,577	$(40,515)	$3,930
Earnings (loss) per share -- diluted	$0.05	$0.05	$0.08	$(0.18)	$0.02
Rental and other property revenue	$159,860	$158,104	$160,331	$166,730	$168,375
Property operating expenses	$60,538	$60,883	$59,971	$59,703	$63,300
NOI	$99,322	$97,221	$100,360	$107,027	$105,075
NOI margin	62.1%	61.5%	62.6%	64.2%	62.4%
Adjusted EBITDA	$87,453	$83,609	$84,683	$95,640	$94,415
FFO per share	$0.30	$0.28	$0.27	$0.31	$0.31
CFFO per share	$0.29	$0.28	$0.27	$0.30	$0.30
Dividends per share	$0.16	$0.16	$0.16	$0.16	$0.16
CFFO payout ratio	55.2%	57.1%	59.3%	53.3%	53.3%
Portfolio Data:
Total gross assets	$6,733,864	$6,684,029	$6,673,589	$6,960,554	$7,225,447
Total number of operating properties (a)	110	110	111	116	120
Total units (a)	32,670	32,685	32,877	34,431	35,427
Portfolio period end occupancy (a)	95.5%	95.5%	95.0%	94.6%	94.4%
Portfolio average occupancy (a)	95.4%	95.3%	94.4%	94.4%	94.6%
Portfolio average effective monthly rent, per unit (a)	$1,572	$1,554	$1,550	$1,558	$1,556
Same-store portfolio period end occupancy (b)	95.5%	95.5%	95.0%	94.7%	94.4%
Same-store portfolio average occupancy (b)	95.4%	95.4%	94.4%	94.5%	94.5%
Same-store portfolio average effective monthly rent, per unit (b)	$1,566	$1,555	$1,551	$1,555	$1,548
Capitalization:
Total debt (c)	$2,286,694	$2,252,559	$2,277,098	$2,549,409	$2,715,710
Common share price, period end	$20.50	$18.74	$16.13	$15.30	$14.07
Market equity capitalization	$4,736,212	$4,330,137	$3,726,224	$3,528,996	$3,245,135
Total market capitalization	$7,022,906	$6,582,696	$6,003,322	$6,078,405	$5,960,845
Total debt/total gross assets	34.0%	33.7%	34.1%	36.6%	37.6%
Net debt to Adjusted EBITDA (d)	6.3x	6.5x	6.7x	6.7x	7.0x
Interest coverage	4.8x	4.8x	4.1x	4.1x	4.3x
Common shares and OP Units:
Shares outstanding	225,093,090	225,122,235	225,070,396	224,706,731	224,695,566
OP units outstanding	5,941,643	5,941,643	5,941,643	5,946,571	5,946,571
Common shares and OP units outstanding	231,034,733	231,063,878	231,012,039	230,653,302	230,642,137
Weighted average common shares and OP units	230,762,299	230,734,872	230,570,707	230,452,570	230,444,945
(a)Excludes our development projects (Destination at Arista and Flatirons Flats). See the definitions at the end of this release.
(b)Same-store portfolio consists of 108 properties, which represent 32,153 units.
(c)Includes indebtedness associated with real estate held for sale, as applicable.
(d)Reflects net debt to Adjusted EBITDA, which is annualized for each period presented, including adjustments for the timing of acquisitions and dispositions impacting quarterly EBITDA. For the five quarters ended September 30, 2024, net debt to Adjusted EBITDA excluding adjustments for timing of acquisitions and dispositions was 6.4x, 6.6x, 6.5x, 6.5x, and 7.0x, respectively.

Schedule II
Independence Realty Trust, Inc.
Reconciliation of Net Income (Loss) to Funds from Operations and Core Funds From Operations
Dollars in thousands, except per share data
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Funds From Operations (FFO):
Net income	$12,620	$3,986	$41,134	$23,847
Add-Back (Deduct):
Real estate depreciation and amortization	54,880	55,217	162,028	162,205
Our share of real estate depreciation and amortization from investments in unconsolidated real estate entities	598	486	1,793	1,479
Loss on impairment (gain on sale) of real estate assets, net, excluding prepayment gains	160	11,268	(9,113)	10,954
FFO	$68,258	$70,957	$195,842	$198,485
FFO per share	$0.30	$0.31	$0.85	$0.86
CORE Funds From Operations (CFFO):
FFO	$68,258	$70,957	$195,842	$198,485
Add-Back (Deduct):
Other depreciation and amortization	382	329	1,083	860
Casualty losses	1,249	35	4,015	866
Loan (premium accretion) discount amortization, net	(2,239)	(2,747)	(6,918)	(8,239)
Prepayment (gains) penalties on asset dispositions	(848)	—	(1,953)	(670)
Gain on extinguishment of debt	—	—	(203)	—
Other expense	—	429	1	663
Restructuring costs	—	—	—	3,213
CFFO	$66,802	$69,003	$191,867	$195,178
CFFO per share	$0.29	$0.30	$0.83	$0.85
Weighted-average shares and units outstanding	230,762,299	230,444,945	230,689,617	230,334,398

Schedule III
Independence Realty Trust, Inc.
Reconciliation of Net Income (Loss) to Same-Store Net Operating Income (a)
Dollars in thousands
(unaudited)

	For the Three Months Ended
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Net income (loss)	$12,620	$10,555	$17,961	$(41,654)	$3,986
Other revenue	(275)	(298)	(203)	(316)	(232)
Property management expenses	7,379	7,666	7,499	6,660	7,232
General and administrative expenses	4,765	6,244	8,381	5,043	3,660
Depreciation and amortization expense	55,261	54,127	53,721	55,902	55,546
Casualty losses	1,249	465	2,301	59	35
Interest expense	18,308	17,460	20,603	23,537	22,033
(Gain on sale) loss on impairment of real estate assets, net	(688)	152	(10,530)	56,263	11,268
(Gain) loss on extinguishment of debt	—	—	(203)	124	—
Other loss	—	—	1	79	369
Loss from investments in unconsolidated real estate entities	703	850	829	1,330	1,178
NOI	$99,322	$97,221	$100,360	$107,027	$105,075
Less: Non same-store portfolio NOI	2,249	2,293	5,989	9,863	10,123
Same-store portfolio NOI	$97,073	$94,928	$94,371	$97,164	$94,952

(a)Same-store portfolio consists of 108 properties, which represent 32,153 units.

Schedule IV
Independence Realty Trust, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Interest Coverage Ratio
Dollars in thousands
(unaudited)

	Three Months Ended
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Net income (loss)	$12,620	$10,555	$17,961	$(41,654)	$3,986
Add-Back (Deduct):
Interest expense	18,308	17,460	20,603	23,537	22,033
Depreciation and amortization	55,261	54,127	53,721	55,902	55,546
Casualty losses	1,249	465	2,301	59	35
(Gain on sale) loss on impairment of real estate assets, net	(688)	152	(10,530)	56,263	11,268
(Gain) loss on extinguishment of debt	—	—	(203)	124	—
Loss from investments in unconsolidated real estate entities	703	850	829	1,330	1,178
Other loss	—	—	1	79	369
Adjusted EBITDA	$87,453	$83,609	$84,683	$95,640	$94,415

INTEREST COST:
Interest expense	$18,308	$17,460	$20,603	$23,537	$22,033

INTEREST COVERAGE:	4.8x	4.8x	4.1x	4.1x	4.3x

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss)	$12,620	$3,986	$41,134	$23,847
Add-Back (Deduct):
Interest expense	18,308	22,033	56,371	66,383
Depreciation and amortization	55,261	55,546	163,112	163,066
Casualty losses	1,249	35	4,015	866
(Gain on sale) loss on impairment of real estate assets, net	(688)	11,268	(11,066)	10,284
Gain on extinguishment of debt	—	—	(203)	—
Loss from investments in unconsolidated real estate entities	703	1,178	2,382	3,159
Other loss	—	369	1	348
Restructuring costs	—	—	—	3,213
Adjusted EBITDA	$87,453	$94,415	$255,746	$271,166

INTEREST COST:
Interest expense	$18,308	$22,033	$56,371	$66,383

INTEREST COVERAGE:	4.8x	4.3x	4.5x	4.1x

Schedule V
Independence Realty Trust, Inc.
Definitions
Average Effective Monthly Rent per Unit
Average effective rent per unit represents the average of net rent amounts, after concessions amortized over the life of the lease, divided by the average occupancy (in units) for the period presented. We believe average effective rent is a helpful measurement in evaluating average pricing. This metric, when presented, reflects the average effective rent per month.
Average Occupancy
Average occupancy represents the average occupied units for the reporting period divided by the average of total units available for rent for the reporting period.
Development Property
A development property is a property that is either currently under development or is in lease-up prior to reaching overall occupancy of 90%.
EBITDA and Adjusted EBITDA
Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses. Adjusted EBITDA is EBITDA before certain other non-cash or non-operating gains or losses related to items such as loss on impairment (gain on sale) of real estate, debt extinguishments and acquisition related debt extinguishment expenses, casualty (gains) losses, income (loss) from investments in unconsolidated real estate entities, and restructuring costs. We consider each of EBITDA and Adjusted EBITDA to be an appropriate supplemental measure of performance because it eliminates interest, income taxes, depreciation and amortization, and other non-cash or non-operating gains and losses, which permits investors to view income from operations without these non-cash or non-operating items. Our calculation of Adjusted EBITDA differs from the methodology used for calculating Adjusted EBITDA by certain other REITs and, accordingly, our Adjusted EBITDA may not be comparable to Adjusted EBITDA reported by other REITs.
Funds From Operations (“FFO”) and Core Funds From Operations (“CFFO”)
We believe that FFO and CFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, loss on impairment (gain on sale) of real estate and the cumulative effect of changes in accounting principles. While our calculation of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to FFO computations of such other REITs.
CFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including depreciation and amortization of other items not included in FFO, and other non-cash or non-operating gains or losses related to items such as casualty (gains) losses, loan premium accretion and discount amortization, debt extinguishment costs, and restructuring costs from the determination of FFO.
Our calculation of CFFO may differ from the methodology used for calculating CFFO by other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance, and believe they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash or non-recurring items that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and our operating performance between periods. Furthermore, although FFO, CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we believe that FFO and CFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs. Neither FFO nor CFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Accordingly, FFO and CFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. Neither FFO nor CFFO should be considered as an alternative to net income or any other GAAP measurement as an indicator of our operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of our liquidity.
Interest Coverage
Interest coverage is a ratio computed by dividing Adjusted EBITDA by interest expense.
Net Debt
Net debt, a non-GAAP financial measure, equals total consolidated debt less cash and cash equivalents and loan premiums and discounts. The following table provides a reconciliation of total consolidated debt to net debt (dollars in thousands).

	As of
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Total debt	$2,286,694	$2,252,559	$2,277,098	$2,549,409	$2,715,710
Less: cash and cash equivalents	(17,611)	(21,034)	(21,275)	(22,852)	(17,216)
Less: loan discounts and premiums, net	(33,970)	(37,253)	(39,804)	(44,483)	(50,772)
Total net debt	$2,235,113	$2,194,272	$2,216,019	$2,482,074	$2,647,722
We present net debt and net debt to Adjusted EBITDA because management believes it is a useful measure of our credit position and progress toward reducing leverage. The calculation is limited because we may not always be able to use cash to repay debt on a dollar for dollar basis.
Net Operating Income
We believe that Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding interest expense, depreciation and amortization, casualty related costs and gains, property management expenses, general and administrative expenses, net gains on sale of assets, and restructuring costs.
Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same-store and non same-store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.
Non Same-Store Properties and Non Same-Store Portfolio
Properties that did not meet the definition of a same-store property as of the beginning of the previous year.

Same-Store Properties and Same-Store Portfolio
We review our same-store portfolio at the beginning of each calendar year. Properties are added into the same-store portfolio if they were owned and not a development property at the beginning of the previous year. Properties that are held for sale or have been sold are excluded from the same-store portfolio.

Rent Premium on Value Add Renovations

The rent premium reflects the per unit per month difference between the rental rate on the renovated unit excluding the impact of upfront concessions, if any, and the market rent for an unrenovated unit as of the date presented, as determined by management consistent with its customary rent-setting and evaluation procedures. We believe excluding the impact of upfront concessions from our rental rates when comparing to the market rental rates for unrenovated units makes the comparison most relevant and the resulting premium provides management with an indicator of the increased rent generated by the unit renovation.

Renovation Costs per Unit

Renovation costs per unit includes all costs to renovate the interior units and make certain exterior renovations, including clubhouses and amenities. Interior costs per unit are based on units leased. Exterior costs per unit are based on total units at the community. Excludes overhead costs to support and manage the value add program as those costs relate to the entire program and cannot be allocated to individual projects.

Return on Investment (“ROI”) on Value Add Renovations
ROI is calculated using the Rent Premium per unit per month, multiplied by 12, divided by the interior renovation costs per unit or the total renovation costs, as applicable. We use ROI on value add renovation projects to measure the profitability of a renovation project relative to other projects or relative to other uses of our capital.
Total Gross Assets
Total Gross Assets equals total assets plus accumulated depreciation and accumulated amortization, including fully depreciated or amortized real estate and real estate related assets. The following table provides a reconciliation of total assets to total gross assets (dollars in thousands).

	As of
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Total assets	$5,948,204	$5,940,261	$5,972,848	$6,280,175	$6,577,790
Plus: accumulated depreciation (a)	715,702	674,236	630,743	606,404	570,966
Plus: accumulated amortization	69,958	69,532	69,998	73,975	76,691
Total gross assets	$6,733,864	$6,684,029	$6,673,589	$6,960,554	$7,225,447
(a)Includes accumulated depreciation associated with real estate held for sale, as applicable.